TODD SHIPYARDS CORPORATION ANNOUNCES QUARTERLY FINANCIAL RESULTS FOR DECEMBER 31, 2006

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SEATTLE, WASHINGTON...February 8th, 2007...Todd Shipyards Corporation (the "Company") announced financial results for the third quarter ended December 31, 2006.  For the quarter, the Company reported net income of $2.4 million or $0.43 per diluted share on revenue of $44.2 million.  For the nine month period then ended, the Company reported net income of $1.9 million or $0.33 per diluted share on revenue of $80.8 million.  For the prior year third quarter ended January 1, 2006, the Company reported net income of $1.5 million or $0.26 per diluted share on revenue of $31.6 million. For the nine month period then ended, the Company reported net income of $8.4 million or $1.49 per diluted share on revenue of $169.2 million.

The Company's third quarter revenue of $44.2 million reflects an increase of $12.6 million (40%) from the same period last fiscal year.  The quarter to quarter increase largely results from higher work volumes primarily attributable to work for the Navy on the aircraft carrier USS Lincoln.

Revenues for the first nine months of fiscal year 2007 of $80.8 million reflect a decrease of $88.4 million (52%) from the comparable period of fiscal year 2006.  The revenue decrease in the first nine months of fiscal year 2007 is primarily attributable to reductions in Navy and Coast Guard volumes.  The majority of the Company's Navy work volumes are associated with vessel availabilities executed under multi-year option contracts. In the first nine months of the prior year, revenues were favorably impacted by overhaul work on the Navy aircraft carrier USS Stennis, post shakedown availability work on the Navy destroyer USS Momsen, the scheduled service availability (docking) of the Navy frigate USS Ford and the planned maintenance availability (docking) of the U.S. Coast Guard Polar Sea icebreaker, all of which completed prior to the current fiscal year.  In contrast, the first nine months of the current year coincided with planning and overhaul work on the aircraft carrier USS Lincoln and lower volumes associated with work for the Coast Guard on the Polar Star and Healy icebreakers.

For the quarter ended December 31, 2006, the Company reported operating income of $2.7 million, an increase of $0.9 million from operating income reported for the prior year quarter ended January 1, 2006. The year over year increase in third quarter operating income is attributable to the aforementioned increases work volumes.

For the nine month period ended December 31, 2006, the Company reported operating income of $0.4 million, a decrease of $11.2 million from operating income reported during the comparable period of the prior fiscal year.  As previously described, the decrease in operating income during the first nine months of fiscal year 2007 is attributable to decreases in work for the Navy and Coast Guard.

For the third quarter and nine month period ending December 31, 2006, the Company reported net gains on available-for-sale securities, investment income and other income of $1.1 million and $2.5 million, respectively.  During the same periods ending January 1, 2006, the Company reported net gains on available-for-sale securities, investment income and other income of $0.5 million and $1.1 million, respectively.

For the third quarter ended December 31, 2006, the Company recorded $1.3 million in federal income tax expense.  During the nine month period then ended, the Company recorded $1.0 million in federal income tax expense.  During the same periods ended January 1, 2006, the Company recorded $0.8 million and $4.3 million in federal income tax expense, respectively.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended December 31, 2006 and January 1, 2006
(in thousands of dollars, except per share data)

A copy of the Company's financial statements for the quarter ended December 31, 2006 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. The Company's Form 10-Q should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006 and January 1, 2006

(in thousands of dollars)

A copy of the Company's financial statements for the quarter ended December 31, 2006 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. The Company's Form 10-Q should be read in conjunction with this earnings report.